Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FIRST-QUARTER RESULTS

Company Maintains 2014 earnings-per-share guidance

TAMPA, Fla. (April 29, 2014) — TECO Energy, Inc. (NYSE:TE) today reported first-quarter 2014 net income of $50.1 million, or $0.23 per share, compared with $41.5 million, or $0.19 per share, in the first quarter of 2013. Net income from continuing operations was $47.0 million, or $0.22 per share, in the 2014 first quarter, compared with $41.2 million, or $0.19 per share, for the same period in 2013.

First-quarter non-GAAP results from continuing operations, which exclude $2.1 million of costs associated with the pending acquisition of New Mexico Gas Co. (NMGC), were $49.1 million, or $0.23 on a per-share basis.

The 2014 first-quarter benefit of $3.1 million reported in discontinued operations was related to the favorable resolution of a matter associated with the 2012 sale of TECO Guatemala.

TECO Energy President and Chief Executive Officer John Ramil said, “We are off to a good start to 2014 and on track to deliver our expected performance this year. Tampa Electric is benefiting from the 2013 rate case settlement and both Tampa Electric and Peoples Gas are enjoying strong customer growth from continued improvements in the state and local economies. We effectively concluded two weeks of hearings before the hearing examiner, in the regulatory process for approval of our New Mexico Gas acquisition. We look forward to concluding this process after the hearing examiner’s recommendation to the New Mexico Commission, and the Commission’s final decision. TECO Coal achieved a nearly $6.00 per ton reduction in cost compared to 2013, which mitigated much of the negative impact of rail service disruptions due to the harsh winter weather.”

Ramil went on to say, “We are maintaining our guidance for 2014 based on the strong performance we expect from Tampa Electric and Peoples Gas.”

Non-GAAP Results

Non-GAAP results in the first quarter of 2014 exclude costs associated with the pending acquisition of NMGC. There were no non-GAAP adjustments to net income in the first quarter or 12-month ended periods of 2013.

The table below compares the TECO Energy GAAP net income with the non-GAAP measures used in this release. Non-GAAP results exclude charges and gains contained in the Results Reconciliation table later in this release. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

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	3 months ended Mar. 31		12 months ended Mar. 31
(millions)	2014	2013	2014	2013
Net income attributable to TECO Energy	$50.1	$41.5	$206.3	$203.7
Exclude discontinued operations	3.1	0.3	2.7	(39.0)

Net income from continuing operations	47.0	41.2	203.6	242.7
Costs associated with the acquisition of NMGC	2.1	—	8.3	—

Non-GAAP results from continuing operations	$49.1	$41.2	$211.9	$242.7

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information

(millions)	3 months ended Mar. 31		12 months ended Mar. 31
Net Income Summary	2014	2013	2014	2013
Tampa Electric	$45.2	$31.8	$204.2	$193.5
Peoples Gas System	14.6	13.8	35.5	36.9
TECO Coal	(1.6)	3.0	4.4	43.4
Parent & other	(11.2)	(7.4)	(40.5)	(31.1)

Net income from continuing operations	47.0	41.2	203.6	242.7
Discontinued operations	3.1	0.3	2.7	(39.0)

Total net income attributable to TECO Energy	$50.1	$41.5	$206.3	$203.7

All amounts included in the operating company discussions below are after tax, unless otherwise noted.

Tampa Electric

Tampa Electric’s net income for the first quarter of 2014 was $45.2 million, compared with $31.8 million for the same period in 2013. Results for the quarter reflected the benefits of the rate case settlement effective Nov. 1, 2013, a 1.8% higher average number of customers, higher energy sales primarily due to more favorable weather, and $0.8 million lower earnings on assets recovered through the Environmental Cost Recovery Clause (ECRC) due to a lower current weighted average cost of capital, which includes the lower return on equity (ROE) in the 2013 rate case settlement. Results reflected lower interest and essentially unchanged operations and maintenance expenses, partially offset by higher depreciation expense. First-quarter net income in 2014 included $2.4 million of Allowance for Funds Used During Construction (AFUDC) equity, which represents allowed equity cost capitalized to construction costs, compared with $1.1 million in the 2013 quarter.

Total degree days in Tampa Electric’s service area in the first quarter of 2014 were 2% below normal, and 7% above the 2013 period, due to colder weather in January 2014, partially offset by very mild weather in March. In comparison, 2013 weather was

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very mild throughout the quarter without normal heating or air conditioning load. Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing-cycle measurement, increased 2.4% in the first quarter of 2014 compared with the same period in 2013. In the 2014 period, pretax base revenues were almost $22 million higher than in 2013 including approximately $14 million of higher revenue as a result of the 2013 rate case settlement. (The quarterly energy sales shown on the statistical summary that accompanies this earnings release reflect the energy sales based on the timing of billing cycles, which can vary period to period.) Sales to residential customers increased 5.7%, reflecting customer growth and more favorable winter weather. Sales to industrial customers increased due to the improving economy. Sales to lower-margin industrial-phosphate customers decreased as self-generation by those customers increased.

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost-recovery clauses, was essentially unchanged from the 2013 quarter, reflecting $1.6 million of higher costs to operate and maintain the generation and energy delivery systems, offset by the elimination of the $1.2 million storm damage accrual as a result of the 2013 rate case settlement, and lower pension and other expenses. Depreciation and amortization expense increased $1.9 million in 2014 primarily as a result of normal additions to facilities to reliably serve customers, partially offset by approximately $1.0 million of lower amortization on software due to the change in expected useful life for software in the 2013 rate case settlement.

Peoples Gas

Peoples Gas System reported net income of $14.6 million for the first quarter, compared with $13.8 million in 2013. Average customer growth was 1.6% in the quarter, and therm sales to residential customers increased as a result of colder winter weather. First-quarter results in 2014 reflected slightly higher general non-fuel operations and maintenance expense partially offset by a $1.6 million recovery of costs incurred in a 2010 contractor damage incident. Depreciation and amortization increased slightly due to normal additions to facilities to serve customers, partially offset by a change in software amortization similar to Tampa Electric’s discussed above. Sales to power generation customers and off-system sales decreased due to two power generators not operating, new participants in the market, and higher natural gas prices in 2014 compared to 2013.

TECO Coal

TECO Coal reported a first-quarter loss of $1.6 million on sales of 1.3 million tons, compared with net income of $3.0 million on similar sales volumes in the same period in 2013. In 2014, first-quarter results reflect an average net selling price, excluding transportation allowances, of more than $79 per ton, almost $11 per ton lower than in 2013. In the first quarter of 2014, the all-in total per-ton cost of sales was $82 per ton, compared with almost $88 per ton in the 2013 period. First quarter sales volumes were reduced by rail service interruptions due to the harsh winter weather in 2014. TECO Coal recorded a $2.2 million income tax benefit in the first quarter of 2014 that included a $0.7 million tax depletion benefit, compared with a $0.1 million tax benefit that included a $1.1 million tax depletion benefit, in the 2013 period.

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Parent & other

The cost from continuing operations for Parent & other in the first quarter of 2014 was $11.2 million, compared with a cost of $7.4 million in the same period in 2013. The non-GAAP cost from continuing operations for Parent & other in 2014 was $9.1 million, compared with a cost of $7.4 million in 2013. Non-GAAP costs in 2014 excluded $2.1 million of costs associated with the pending acquisition of NMGC. Results in 2014 reflect lower results at the smaller unregulated companies reported in Parent & other and unfavorable tax adjustments compared to 2013.

Maintaining 2014 Guidance

TECO Energy expects the Florida regulated utility operations, net of Parent & other, to deliver earnings in a range between $1.00 and $1.05 in 2014, and expects consolidated 2014 earnings in a range between $0.95 and $1.05.

The above guidance excludes any impact from the pending acquisition of NMGC. Revised guidance will be provided upon the closing of that acquisition and completion of related financing actions. TECO Energy expects earnings in 2014 to be driven by the factors discussed below.

Tampa Electric expects to earn in the middle of its authorized allowed ROE range of 9.25% to 11.25%, driven by approximately $50 million of higher base revenues in 2014 as a result of its September 2013 rate case settlement agreement. It expects customer growth of 1.5% and total retail energy sales growth about 0.5% lower than customer growth due to lower average customer usage. Operations and maintenance expenses are expected to be lower than 2013 actual amounts due to lower employee-related costs, lower storm damage expense accruals and lower pension expense driven by higher discount rate assumptions, partially offset by increased expenses to operate the system and reliably serve customers. Depreciation expense is expected to be higher due to normal additions to facilities to serve customers.

Peoples Gas expects to continue to earn above the middle of its allowed ROE range of 9.75% to 11.75% from moderate customer growth, in line with the trends experienced in 2013. It also expects to benefit from continued interest from customers utilizing petroleum and other fuel sources to convert to natural gas due to the attractive economics.

The expectations for both Tampa Electric and Peoples Gas assume normal weather for 2014.

TECO Coal has 90% of its expected sales contracted and priced for 2014 and 10% committed but unpriced. Total sales are expected toward the high end of the 5.5 million to 6.0 million ton range previously forecast, reflecting almost 70% specialty coal. At prices currently being paid for its products, about $80 per ton, TECO Coal expects to be about earnings breakeven for the year, and cash flow positive. However, the unpriced tons are subject to quarterly met coal price adjustments, and the most recent quarterly Asian benchmark pricing is below the level at which TECO Coal’s current prices were set. The all-in cost of sales is expected to be in a range between $79 and $83 per ton. The cash cost of sales, which excludes depreciation and allocated interest, is expected to be about $7 per ton below the all-in cost. In 2014, TECO Coal expects to continue to record tax depletion tax benefits. TECO Coal’s 2014 financial results may be adversely affected by rail service disruptions as a result of a tunnel fire on the railroad serving its Premier Elkhorn facility that began on April 26. At this time there is no estimate as to extent of the damage to the rail facilities or duration of any service disruptions.

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New Mexico Gas Co. Acquisition

As previously disclosed, TECO Energy must obtain approval for the acquisition from the New Mexico Public Regulation Commission (NMPRC) prior to closing the transaction. Hearings before the hearing examiner concluded on April 3.

The current schedule calls for the parties to submit post-hearing briefs on May 2, with reply briefs due May 15. Following the submittal of briefs, the hearing examiner will provide a recommendation to the NMPRC, and the NMPRC will make a final decision in the matter. The schedule for the hearing examiner’s recommendation and the NMPRC’s final decision has not been established but we expect to close the transaction by mid to late third quarter this year.

Below is a partial list of the benefits to New Mexico and NMGC customers offered by the joint applicants (TECO Energy, NMGC and its current owner, Continental Energy) in the course of the proceedings.

No rate increases prior to mid-2017

Bill credits of $2 million in year one, and $4 million for each year following closing, until base rates are reset in a future base rate proceeding

Maintain NMGC headquarters in New Mexico

No more than 99 positions eliminated at NMGC in the first three years

Maintain customer-facing positions, offices and facilities to safely and reliably serve customers

NMGC will not seek to recover transaction costs or the acquisition premium through rates

TECO agrees to invest an average of $30 million on an annual basis in the NMGC system to ensure reliability and safety until the final order in NMGC’s next general rate case

TECO and NMGC agree to engage in economic development opportunities, including a study for the prospects for growth in the use of compressed natural gas

Including the effects of the items described above, TECO Energy expects the transaction to begin to be accretive to earnings 12 months after closing.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and that allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the board of directors use non-GAAP measures as a tool for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

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The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after eliminating the effects of identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

Results Reconciliation

	3 months ended Mar. 31		12 months ended Mar. 31
(millions)	2014	2013	2014	2013
GAAP net income attributable to TECO Energy	$50.1	$41.5	$206.3	$203.7
Discontinued operations	3.1	0.3	2.7	(39.0)

Net income from continuing operations	47.0	41.2	203.6	242.7
Add costs associated with the acquisition of NMGC	2.1	—	8.3	—

Non-GAAP results (1)	$49.1	$41.2	$211.9	$242.7

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a webcast with the investment community to discuss its quarterly results and 2014 outlook at 5:00 p.m. Eastern time today. The webcast will be accessible through a link on TECO Energy’s website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay for 30 days through the website, beginning approximately two hours after the conclusion of the live event.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Co., is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Tampa Electric serves almost 700,000 customers in West Central Florida, and Peoples Gas serves almost 350,000 customers in most of Florida’s major metropolitan areas and beyond. TECO Energy’s other major subsidiary, TECO Coal, owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s

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current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities, including the required approval by the New Mexico Public Regulation Commission for the acquisition of NMGC; the risk that the transaction to acquire NMGC may be delayed, may be consummated on less favorable terms than originally expected, or not be consummated at all; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required, including the permanent financing for the acquisition of NMGC; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal’s production; costs for alternate fuels used for power generation affecting demand for TECO Coal’s thermal coal production; operating costs and environmental or safety regulations affecting production levels and margins at TECO Coal; weak demand and market pricing conditions affecting the value of TECO Coal’s facilities and coal reserves; weather variations and customer energy usage patterns affecting sales and operating costs at the utilities and the effect of weather conditions on energy consumption; the effect of extreme weather conditions or hurricanes; general operating conditions; input commodity prices affecting cost at all of the operating companies; natural gas demand at the utilities; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.‘s Annual Report on Form 10-K for the period ended Dec. 31, 2013.

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	Three Months Ended Mar. 31		Twelve Months Ended Mar. 31
(millions except per share amounts)	2014	2013	2014	2013
Revenues	$684.1	$661.1	$2,874.2	$2,960.6

Net income from continuing operations	$47.0	$41.2	$203.6	$242.7
Net income from discontinued operations attributable to TECO Energy	3.1	0.3	2.7	(39.0)

Net income attributable to TECO Energy	$50.1	$41.5	$206.3	$203.7

Earnings per share from continuing operations – basic	$0.22	$0.19	$0.95	$1.12
Earnings per share from discontinued operations attributable to TECO Energy – basic	0.1	—	0.01	(0.18)

Total earnings per share attributable to TECO Energy – basic	$0.23	$0.19	$0.96	$0.94

Total earnings per share – diluted	$0.23	$0.19	$0.96	$0.94
Average common shares outstanding – basic	215.2	214.6	215.1	214.5
Average common shares outstanding – diluted	215.7	215.6	215.6	215.4

Contact:	News Media: Cherie Jacobs – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

MARCH 2014

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended		Twelve Months Ended
	Mar. 31,		Mar. 31,
(millions except share data)	2014	2013	2014	2013
Revenues
Regulated electric and gas	$575.7	$539.1	$2,379.1	$2,360.1
Unregulated	108.4	122.0	495.1	600.5

Total revenues	684.1	661.1	2,874.2	2,960.6

Expenses
Regulated operations & maintenance
Fuel	149.6	140.0	689.8	677.2
Purchased power	18.2	14.6	68.2	91.7
Cost of natural gas sold	47.1	49.5	139.7	163.7
Other	120.6	120.8	524.2	471.1
Operation & maintenance other expense
Mining related costs	91.2	95.5	414.6	452.7
Other	3.1	1.3	14.5	7.4
Depreciation and amortization	84.9	82.0	332.4	331.4
Taxes, other than income	56.3	53.3	218.1	219.6

Total expenses	571.0	557.0	2,401.5	2,414.8

Income from operations	113.1	104.1	472.7	545.8

Other income (expense)
Allowance for other funds used during construction	2.4	1.1	7.5	3.3
Other income	(0.7)	1.6	1.3	9.3
Loss on debt extinguishment	0.0	0.0	0.0	(1.3)

Total other income	1.7	2.7	8.8	11.3

Interest charges
Interest expense	42.5	43.0	169.9	179.5
Allowance for borrowed funds used during construction	(1.4)	(0.6)	(4.4)	(1.9)

Total interest charges	41.1	42.4	165.5	177.6

Income before provision for income taxes	73.7	64.4	316.0	379.5
Provision for income taxes	26.7	23.2	112.4	136.8

Income from continuing operations	47.0	41.2	203.6	242.7
Discontinued operations
Income (loss) from discontinued operations	5.0	0.4	4.4	(18.7)
Provision for income taxes	1.9	0.1	1.7	20.1

Total discontinued operations, net	3.1	0.3	2.7	(38.8)
Less: Income from discontinued operations attributable to noncontrolling interest	0.0	0.0	0.0	0.2

Income (loss) from discontinued operations attributable to TECO Energy, net	3.1	0.3	2.7	(39.0)

Net income attributable to TECO Energy	$50.1	$41.5	$206.3	$203.7

Average common shares outstanding - basic (millions)	215.2	214.6	215.1	214.5
Average common shares outstanding - diluted (millions)	215.7	215.6	215.6	215.4

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	$0.22	$0.19	$0.95	$1.12
Earnings per share from continuing operations — diluted	$0.22	$0.19	$0.95	$1.12

Earnings per share from discontinued operations — basic	$0.01	$0.00	$0.01	($0.18)
Earnings per share from discontinued operations — diluted	$0.01	$0.00	$0.01	($0.18)

Earnings per share attributable to TECO Energy — basic	$0.23	$0.19	$0.96	$0.94
Earnings per share attributable to TECO Energy — diluted	$0.23	$0.19	$0.96	$0.94

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Mar. 31,	Dec. 31,
(millions)	2014	2013
Assets
Current assets
Cash and cash equivalents	$137.0	$185.2
Receivables	269.1	287.2
Inventories at average cost
Fuel	120.0	118.7
Materials and supplies	84.2	85.9
Derivative assets	15.6	9.7
Income tax receivables	0.8	1.5
Deferred income taxes	89.0	100.3
Prepayments and other current assets	35.1	34.9
Regulatory assets	32.7	34.3

Total current assets	783.5	857.7

Property, plant and equipment
Utility plant in service
Electric	6,982.4	6,934.0
Gas	1,312.5	1,308.3
Construction work in progress	442.9	386.7
Other property	447.5	448.3

Property plant and equipment at original cost	9,185.3	9,077.3
Accumulated depreciation	(2,951.5)	(2,907.2)

Total property, plant and equipment, net	6,233.8	6,170.1

Other assets
Regulatory assets	288.8	293.1
Derivative assets	0.2	0.3
Deferred charges and other assets	124.4	126.8

Total other assets	413.4	420.2

Total assets	$7,430.7	$7,448.0

Liabilities and capital
Current liabilities
Long-term debt due within one year Recourse	$83.3	$83.3
Notes payable	29.0	84.0
Accounts payable	$250.0	$261.7
Other current liabilities	18.3	19.5
Customer deposits	166.8	164.5
Derivative liabilities	0.1	0.1
Interest accrued	54.8	31.9
Taxes accrued	49.4	34.6
Regulatory liabilities	90.1	85.8

Total current liabilities	741.8	765.4

Other liabilities
Deferred income taxes	461.6	444.0
Investment tax credits	9.3	9.4
Regulatory liabilities	625.0	631.4
Derivative liabilities	0.1	0.2
Deferred credits and other liabilities	421.5	426.1
Long-term debt, less amount due within one year Recourse	2,837.8	2,837.8

Total other liabilities	4,355.3	4,348.9

Total liabilities	5,097.1	5,114.3
Capital
Common equity	218.2	217.3
Additional paid in capital	1,585.7	1,581.3
Retained earnings	550.4	548.3
Accumulated other comprehensive (loss)	(20.7)	(13.2)

Total capital	2,333.6	2,333.7

Total liabilities and capital	$7,430.7	$7,448.0

Book Value Per Share	$10.70	$10.74

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended		Twelve Months Ended
	Mar. 31,		Mar. 31,
(millions)	2014	2013	2014	2013
Cash flows from operating activities
Net income attributable to TECO Energy	$50.1	$41.5	$206.3	$203.7

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	84.9	82.0	332.4	336.6
Deferred income taxes	28.9	23.4	115.9	135.4
Investment tax credits	(0.1)	(0.1)	(0.3)	(0.3)
Allowance for other funds used during construction	(2.4)	(1.1)	(7.5)	(3.3)
Non-cash stock compensation	3.7	3.6	13.6	13.1
Loss (gain) on sales of business / assets, pretax	(0.1)	(0.2)	(1.5)	18.3
Deferred recovery clause	2.6	4.5	0.0	17.2
Asset impairment, pretax	0.0	0.0	(8.0)	16.1
Receivables, less allowance for uncollectibles	18.1	13.0	0.6	1.3
Inventories	0.4	(21.4)	22.8	(14.3)
Prepayments and other current assets	(0.2)	0.6	(3.0)	(3.5)
Taxes accrued	15.5	15.8	1.1	14.0
Interest accrued	22.9	22.1	(0.6)	(4.4)
Accounts payable	(25.2)	(25.0)	35.6	(27.9)
Other	(12.2)	(0.8)	(19.8)	(11.4)

	186.9	157.9	687.6	690.6

Cash flows from investing activities
Capital expenditures	(136.3)	(103.0)	(565.6)	(490.7)
Allowance for other funds used during construction	2.4	1.1	7.5	3.3
Net proceeds from sale of business / assets	0.2	0.3	4.2	194.7
Restricted cash	0.0	0.0	0.0	8.9

	(133.7)	(101.6)	(553.9)	(283.8)

Cash flows from financing activities
Dividends	(48.0)	(47.8)	(191.4)	(190.7)
Proceeds from sale of common stock	1.6	3.9	4.4	7.6
Proceeds from long-term debt	0.0	0.0	0.0	538.1
Repayment of long-term debt / Purchase in lieu of redemption	0.0	0.0	(51.6)	(561.7)
Dividend to noncontrolling interest	0.0	0.0	0.0	(0.3)
Net (decrease) increase in short-term debt	(55.0)	0.0	29.0	(44.0)
Restricted cash	0.0	0.0	0.0	(1.9)

	(101.4)	(43.9)	(209.6)	(252.9)

Net (decrease) increase in cash and cash equivalents	(48.2)	12.4	(75.9)	153.9
Cash and cash equivalents at beginning of period	185.2	200.5	212.9	59.0

Cash and cash equivalents at end of period	$137.0	$212.9	$137.0	$212.9

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas	TECO Coal	TECO Guatemala	Other & Eliminations	TECO Energy
Three months ended Mar. 31,
2014	Revenues - outsiders	$452.9	$122.4	$106.1	$—	$2.7	$684.1
	Sales to affiliates	0.3	0.2	—	—	(0.5)	—

	Total revenues	453.2	122.6	106.1	—	2.2	684.1
	Depreciation and amortization	62.1	13.3	9.0	—	0.5	84.9
	Total interest charges (2)	22.0	3.4	1.5	—	14.2	41.1
	Allocated interest expense (2)	—	—	1.5	—	(1.5)	0.0
	Provision (Benefit) for income taxes	26.6	9.2	(2.2)	—	(6.9)	26.7
	Income from continuing operations	45.2	14.6	(1.6)	—	(11.2)	47.0
	Discontinued operations attributable to TECO Energy, net of tax (3)	—	—	—	—	3.1	3.1
	Net income (1)	$45.2	$14.6	$(1.6)	$—	$(8.1)	$50.1

2013	Revenues - outsiders	$417.8	$121.9	$117.9	$—	$3.5	$661.1
	Sales to affiliates	0.2	—	—	—	(0.2)	—

	Total revenues	418.0	121.9	117.9	—	3.3	661.1
	Depreciation and amortization	59.0	13.0	9.7	—	0.3	82.0
	Total interest charges (2)	23.4	3.4	1.7	—	13.9	42.4
	Allocated interest expense (2)	—	—	1.6	—	(1.6)	—
	Provision (Benefit) for income taxes	19.8	8.7	(0.1)	—	(5.2)	23.2
	Income from continuing operations	31.8	13.8	3.0	—	(7.4)	41.2
	Discontinued operations attributable to TECO Energy, net of tax (3)	—	—	—	—	0.3	0.3
	Net income (1)	$31.8	$13.8	$3.0	$—	$(7.1)	$41.5

Twelve months ended Mar. 31,
2014	Revenues - outsiders	$1,984.7	$392.8	$484.4	$—	$12.3	$2,874.2
	Sales to affiliates	1.0	1.4	—	—	(2.4)	—

	Total revenues	1,985.7	394.2	484.4	—	9.9	2,874.2
	Depreciation and amortization	242.0	51.8	37.0	—	1.6	332.4
	Total interest charges (2)	90.4	13.5	5.3	—	56.3	165.5
	Allocated interest expense (2)	—	—	6.2	—	(6.2)	—
	Provision (Benefit) for income taxes	123.6	22.4	(5.8)	—	(27.8)	112.4
	Income from continuing operations	204.2	35.5	4.4	—	(40.5)	203.6
	Discontinued operations attributable to TECO Energy, net of tax (3)	—	—	—	—	2.7	2.7
	Net income (1)	$204.2	$35.5	$4.4	$—	$(37.8)	$206.3

2013	Revenues - outsiders	$1,952.2	$408.5	$588.4	$—	$11.5	$2,960.6
	Sales to affiliates	0.5	2.1	—	—	(2.6)	—

	Total revenues	1,952.7	410.6	588.4	—	8.9	2,960.6
	Depreciation and amortization	239.2	51.0	39.9	—	1.3	331.4
	Total interest charges (2)	103.2	15.0	7.0	—	52.4	177.6
	Allocated interest expense (2)	—	—	6.7	—	(6.7)	—
	Provision (Benefit) for income taxes	121.1	23.3	12.5	—	(20.1)	136.8
	Income from continuing operations	193.5	36.9	43.4	—	(31.1)	242.7
	Discontinued operations attributable to TECO Energy, net of tax (3)	—	—	—	(35.9)	(3.1)	(39.0)
	Net income (1)	$193.5	$36.9	$43.4	$(35.9)	$(34.2)	$203.7

(1)	Results are based on GAAP net income. For a complete reconciliation between GAAP and non-GAAP items, see Results Reconciliation in Earnings Release.
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 6.00% for April 2012 through March 2014.
(3)	All periods have been adjusted to reflect the reclassification of results from operations to discontinued operations for TECO Guatemala and certain charges at Parent that directly relate to TECO Guatemala.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended Mar. 31,			Percent			Percent
	2014	2013	Change	2014	2013	Change
Residential	$213,542	$189,623	12.6	1,822,905	1,725,254	5.7
Commercial	134,848	130,656	3.2	1,350,878	1,353,249	(0.2)
Industrial — Phosphate	16,730	17,801	(6.0)	208,272	222,029	(6.2)
Industrial — Other	24,314	23,330	4.2	267,911	262,886	1.9
Other sales of electricity	42,506	41,364	2.8	421,801	420,548	0.3

	431,940	402,774	7.2	4,071,767	3,983,966	2.2
Deferred and other revenues	(1,969)	(2,832)	30.5	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	6,969	1,337	421.2	106,424	40,783	161.0
Other operating revenue	16,220	16,708	(2.9)	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$453,160	$417,987	8.4	4,178,191	4,024,749	3.8

Average customers	702,320	690,184	1.8	—	—	—

Retail Net Energy For Load				4,185,208	4,088,024	2.4

Total Degree Days				570	533	6.9

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended Mar. 31,			Percent			Percent
	2014	2013	Change	2014	2013	Change
Residential	$960,752	$951,280	1.0	8,567,218	8,395,335	2.0
Commercial	585,397	603,080	(2.9)	6,087,348	6,144,405	(0.9)
Industrial — Phosphate	70,824	75,054	(5.6)	881,606	912,376	(3.4)
Industrial — Other	101,323	100,465	0.9	1,136,475	1,092,943	4.0
Other sales of electricity	178,527	182,770	(2.3)	1,832,816	1,831,357	0.1

	1,896,823	1,912,649	(0.8)	18,505,463	18,376,416	0.7
Deferred and other revenues	12,988	(36,974)	135.1	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	14,124	14,420	(2.1)	287,906	243,108	18.4
Other operating revenue	61,731	62,666	(1.5)	—	—	—
SO2 Allowance Sales	—	1	(100.0)	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$1,985,666	$1,952,762	1.7	18,793,369	18,619,524	0.9

Average customers	697,768	686,593	1.6	—	—	—

Retail Net Energy For Load				19,275,026	19,098,978	0.9

Total Degree Days				4,197	4,087	2.7

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended Mar. 31,			Percent			Percent
	2014	2013	Change	2014	2013	Change
By Customer Segment:
Residential	$49,744	$42,261	17.7	33,269	29,510	12.7
Commercial	40,864	39,243	4.1	130,952	124,783	4.9
Industrial	3,635	3,601	0.9	71,984	71,255	1.0
Off System Sales	8,451	18,295	(53.8)	15,378	50,469	(69.5)
Power generation	1,902	3,059	(37.8)	155,650	204,989	(24.1)
Other revenues	15,986	12,450	28.4	—	—	—

	$120,582	$118,909	1.4	407,233	481,006	(15.3)

By Sales Type:
System supply	$71,650	$74,068	(3.3)	57,446	89,900	(36.1)
Transportation	32,946	32,391	1.7	349,787	391,106	(10.6)
Other revenues	15,986	12,450	28.4	—	—	—

	$120,582	$118,909	1.4	407,233	481,006	(15.3)

Average customers	351,911	346,446	1.6	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended Mar. 31,			Percent			Percent
	2014	2013	Change	2014	2013	Change
By Customer Segment:
Residential	$135,631	$126,954	6.8	78,129	73,277	6.6
Commercial	135,060	134,769	0.2	444,319	427,879	3.8
Industrial	13,465	11,556	16.5	272,739	252,928	7.8
Off System Sales	46,815	78,770	(40.6)	107,976	230,438	(53.1)
Power generation	8,729	12,048	(27.5)	695,021	909,866	(23.6)
Other revenues	45,703	37,278	22.6	—	—	—

	$385,403	$401,375	(4.0)	1,598,184	1,894,388	(15.6)

By Sales Type:
System supply	$224,390	$252,863	(11.3)	217,028	341,441	(36.4)
Transportation	115,311	111,234	3.7	1,381,156	1,552,947	(11.1)
Other revenues	45,702	37,278	22.6	—	—	—

	$385,403	$401,375	(4.0)	1,598,184	1,894,388	(15.6)

Average customers	348,734	344,009	1.4	—	—	—

*	in thousands